Exhibit (n)(6)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our report dated December 11, 2018, with respect to the consolidated financial statements of Media Recovery, Inc. dba SpotSee Holdings as of September 30, 2018 and 2017, and for the years ended September 30, 2018, 2017, and 2016, included in the Post-Effective Amendment No. 7 to the Registration Statement on Form N-2 and related Prospectus Supplement of Capital Southwest Corporation filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in such Post-Effective Amendment No. 7 to the Registration Statement and related Prospectus Supplement.

/s/ Whitley Penn LLP

Dallas, Texas

March 1, 2019